CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated February 10, 2022, with respect to the consolidated balance sheet of AB International Group Corp. (the “Company”) as of August 31, 2020, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the year then ended. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

/s/ Yu Certified Public Accountant PC

New York, New York

Dated: February 10, 2022